Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Net loss ratio
Loss and loss adjustment expense, net	$672,171	$665,753	$339,474	$336,825
Net earned premium	1,122,542	1,112,472	561,356	565,331
Net loss ratio (1)	59.9%	59.8%	60.5%	59.6%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio (2)
Segment underwriting expense (3)	$277,940	$281,364	$139,773	$143,684
Segment revenue (4)	1,129,383	1,103,297	564,654	561,705
Expense ratio	24.6%	25.5%	24.8%	25.6%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio (2)	84.5%	85.3%	85.3%	85.2%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$672,171	$665,753	$339,474	$336,825
Add: Favorable (adverse) development	11,792	-	11,792	-

Accident year net loss and loss adjustment expense	$683,963	$665,753	$351,266	$336,825

Net earned premium	$1,122,542	$1,112,472	561,356	565,331
Add: (Increase) decrease related to prior year reinstatement premium	-	-	-	-

Accident year net earned premium	$1,122,542	$1,112,472	$561,356	$565,331

Accident year net loss ratio	60.9%	59.8%	62.6%	59.6%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.
(2)	The 2012 expense ratio and combined ratio have been adjusted to reflect change in Exited Lines in 2012. See Note 11, “Segments” to the Consolidated Financial Statements.
(3)	Sum of Other Expense for each of our insurance segments.
(4)	Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Net paid loss ratio
Losses paid, net of reinsurance	$586,326	$610,490	$286,797	$265,968
Net earned premium	1,122,542	1,112,472	561,356	565,331
Net paid loss ratio	52.2%	54.9%	51.1%	47.0%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

Ratio of earnings to fixed charges
Interest factor of rent expense (5)	$2,537	$2,625	$1,287	$1,313
Interest expense	13,082	13,139	6,611	6,230
Capitalized interest	-	13	-	-

Total fixed charges	$15,619	$15,777	$7,898	$7,543

Earnings before income tax expense	$276,227	$251,279	$124,831	$134,319
Interest factor of rent expense (5)	2,537	2,625	1,287	1,313
Interest expense	13,082	13,139	6,611	6,230

Earnings per calculation	$291,846	$267,043	$132,729	$141,862

Ratio of earnings to fixed charges (6)	18.69	16.93	16.81	18.81

(5)	Estimated to be 33% of total rent expense.
(6)	Earnings per calculation divided by total fixed charges.